Item 1: Report to Shareholders

Value Fund	June 30, 2006

The views and opinions in this report were current as of June 30, 2006. They are not guarantees of performance or investment results and should not be taken as investment advice. Investment decisions reflect a variety of factors, and the managers reserve the right to change their views about individual stocks, sectors, and the markets at any time. As a result, the views expressed should not be relied upon as a forecast of the fund’s future investment intent. The report is certified under the Sarbanes-Oxley Act of 2002, which requires mutual funds and other public companies to affirm that, to the best of their knowledge, the information in their financial reports is fairly and accurately stated in all material respects.

REPORTS ON THE WEB

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Fellow Shareholders

Play It Again, Sam (Part Two). In our last correspondence with you, we started with the words “Play it again, Sam” and commented on how the market’s behavior in 2005 bore a close resemblance to its behavior in 2004. So far, 2006 has been a virtual repeat of 2005. The market has progressed slowly higher while staying in a very tight trading range. Indeed, the S&P 500 ended the first half of the year up 2.70% . Much as in 2004 and 2005, oil prices have continued to increase, and energy stocks have once again been the best-performing sector in the market. While 2006 has brought some changes, most notably in the upward movement in interest rates, for the most part market dynamics have remained remarkably constant.

Your fund performed well in this environment, posting a return of 5.39% for the first half of the year, which compares favorably with both the returns of the S&P 500 and the 4.27% return for your fund’s Lipper benchmark. Since your fund’s inception in 1994, it has outpaced both the market and its respective Lipper benchmark by posting an annualized gain of 13.88% versus the S&P 500’s gain of 10.89% and the Lipper benchmark’s gain of 11.10% . (Annualized returns for the Lipper Multi-Cap Value Funds Index were 9.79%, 6.26%, and 9.48% for the 1-, 5-, and 10-year periods ended June 30, 2006, respectively.) Returns for Advisor Class shares were slightly lower due to a differing fee structure. Please see the Performance Comparison table for a more detailed quantitative analysis of performance.

PORTFOLIO REVIEW

As noted, the energy sector continued to lead the market higher as heightened concerns in the Middle East propelled oil prices to new all-time highs. While we remain underweight in the energy sector as a whole, we maintain an overweight position in the oil services sector, and our holdings in Schlumberger and Baker Hughes again made a significant contribution to performance. We believe that oil services stocks should be the biggest beneficiary of higher oil prices as demand for their services should continue to increase. Statoil once again benefited from both higher oil prices and having most of its operations centered in Norway, one of the few major oil-producing nations that offer a stable geopolitical environment. (Please refer to our portfolio of investments for a complete listing of our holdings and the amount each represents in the portfolio.)

One notable change from 2005 has been the share price performance of firms in the consumer discretionary sector. Cable companies Cablevision and Comcast posted strong returns as they demonstrated they could compete effectively against satellite and telecommunications companies. GM has made progress toward reducing labor costs, and negative sentiment surrounding the stock seems to have abated. Also, two names with high-quality assets that we purchased in 2005 at attractive valuations, Kohl’s and International Game Technology, contributed significantly to performance in the first half of the year.

Other stocks that aided fund performance came from myriad different regions and sectors. In financials, Lazard, a boutique investment banking firm, performed exceptionally well in response to a very active merger and acquisition environment. In Europe, our investment in Heineken generated strong returns as the company rolled out new products, focused on implementing several cost-cutting initiatives, and started to realize the benefits from its acquisition of an Eastern European brewery two years ago.

Unfortunately, not all investments turned out as well as the ones detailed above. In particular, our holdings in the health care and information technology sectors have detracted from fund performance. Health care equipment company Boston Scientific was the largest detractor from performance as the company’s stock price has come under pressure since the acquisition of leading implantable cardioverter-defibrillator (ICD) maker Guidant. Negative investor sentiment, combined with numerous recalls of Guidant products and a slowing ICD market, has pushed the stock significantly lower. Medtronic, another health care equipment supplier, and biotechnology firm MedImmune were also significant drags on performance. In materials, our paper holdings continued to fare poorly. Bowater and International Paper continue to be plagued by tepid U.S. demand and a higher cost structure brought about by increased energy prices, but capacity is coming out of the market, which should be positive for producers going forward.

PORTFOLIO STRATEGY AND CHANGES

To place our portfolio changes in perspective, we believe it is important to review the investment strategy we use in managing your fund. Our focus is to invest in companies with both attractive relative valuations and favorable long-term fundamental characteristics. We view ourselves as investors, not speculators, and we have a longer-term time horizon when we make our investment decisions. Indeed, our portfolio turnover has been consistently less than the average of our peers.

In making investments, we focus a great deal on understanding both the return potential and risk associated with a given stock. Our investment approach is predicated on identifying companies where we believe that the implicit upside potential is significantly greater than the inherent risk. While we will not always be right, we should be able to outperform the market and our peer universe over time if we can truly identify companies with an asymmetry between return and risk of investment.

We continue to see the best opportunities for return appreciation as balanced against investment risk in companies that lie on the growthier edges of value and in companies whose net asset value is significantly higher than what is reflected in the current stock price. This observation duplicates what we wrote in our 2005 year-end letter, but those words resonate as true today as they did then. Given that we have seen little change in the market environment, our analysis of where value lies in the market has not changed either.

Over the course of the first half of 2006, we continued to add to our investments in Microsoft, Intel, Johnson & Johnson, Coca-Cola, Pfizer, and Sprint. All of these companies offer an attractive combination of a high-quality asset base, better-than-average growth prospects, and relative valuation appeal. We think many investors are too focused on the near term and on those companies predicted to generate strong performance results in the next three to six months. As a result, they lose focus on companies that offer longer-term investment appeal. In this environment, we believe that the market is putting a “for sale” sign on many companies with quality assets. When appropriate and when we see valuation appeal, we will take advantage of this market dynamic by making selected investments.

One of the residuals of investing in higher-quality companies with valuation appeal and better-than-average growth prospects is that some services that analyze and categorize mutual funds currently classify our fund as a “blend” or “core” product rather than as a “value” portfolio. We would like to reassure our shareholders that our approach to investing has not changed and that we remain “value” investors. The definitions of value and growth are somewhat arbitrary. For example, based on its technology business, many would consider Cisco Systems a growth stock. But Cisco also trades below an average price-to-earnings multiple, generates significant free cash flow, and is engaged in a meaningful share repurchase program. In our opinion, these classic attributes of a value stock make Cisco an appropriate holding for our fund.

Nothing has changed in terms of our investment strategy. Rather, our portfolio activity reflects our belief that the best combination of return potential and lower downside risk is currently offered by companies found, as mentioned, at the “growthier edges” of value. We are simply taking whatever investment opportunities the market offers us. In 2003, these opportunities were primarily in more traditional value companies that traded at low absolute price-earnings and low price-sales multiples, and that is where we focused our investments. In today’s market, the opposite is true: we believe that quality is on sale, and our portfolio activity reflects this belief.

OUTLOOK

Our outlook has changed very little from our last letter to you. We expect that for the third straight year, we will see moderate but positive returns from the marketplace. As we have commented before, we believe market returns going forward will largely be driven by the pace of earnings growth. Our sense is that the economy will continue to grow at a moderate rate and will support mild improvements in corporate earnings. However, we do not foresee significant multiple expansion given geopolitical instability and the structural weight of the budget and trade deficits. Therefore, we would expect to see equity markets rise in line with, or slightly above, earnings growth, which suggests another year of moderate but positive returns.

In this type of market, we believe equity performance will be generated more by superior stock selection rather than by a broad, thematic approach to investing. We believe that this environment should be positive for your fund’s performance given T. Rowe Price’s organizational focus on in-house proprietary research and our bottom-up style of investing. Our focus will continue to be selecting stocks with valuation appeal, sound fundamentals, and reasonable balance sheet integrity. As always, we will focus our efforts on making sound investment decisions in our ongoing attempt to enhance shareholder value.

Respectfully submitted,

John D. Linehan
President of the fund and chairman of its Investment Advisory Committee

July 21, 2006

The committee chairman has day-to-day responsibility for managing the portfolio and works with committee members in developing and executing the fund’s investment program.

RISKS OF INVESTING IN THE FUND

Value investors seek to invest in companies whose stock prices are low in relation to their real worth or future prospects. By identifying companies whose stocks are currently out of favor or misunderstood, value investors hope to realize significant appreciation as other investors recognize the stock’s intrinsic value and the price rises accordingly. The value approach carries the risk that the market will not recognize a security’s intrinsic value for a long time, or that a stock judged to be undervalued may actually be appropriately priced.

GLOSSARY

Lipper Index: An index of mutual fund performance returns for specified periods in defined categories as tracked by Lipper Inc.

Price/earnings ratio: Calculated by dividing a stock’s market value per share by the company’s earnings per share for the past 12 months or by expected earnings for the coming year.

S&P 500 Stock Index: A market cap-weighted index of 500 widely held stocks often used as a proxy for the overall stock market. Performance is reported on a total-return basis.

Portfolio Highlights

TWENTY-FIVE LARGEST HOLDINGS

	Percent of Net Assets 6/30/06
GE	2.7%
Microsoft	1.7
Total	1.7
Schlumberger	1.5
Johnson & Johnson	1.4
Murphy Oil	1.4
International Paper	1.4
Marsh & McLennan	1.4
Intel	1.4
Hartford Financial Services	1.4
Coca-Cola	1.4
Union Pacific	1.3
JPMorgan Chase	1.3
Fifth Third Bancorp	1.2
GM	1.2
Anheuser-Busch	1.2
U.S. Bancorp	1.2
Statoil ASA	1.2
DuPont	1.1
Time Warner	1.1
Tyco International	1.1
Morgan Stanley	1.1
Kohl's	1.1
International Game Technology	1.1
Sprint Nextel	1.1
Total	33.7%

Note: Table excludes investments in the T. Rowe Price Reserve Investment Fund.

GROWTH OF $10,000

This chart shows the value of a hypothetical $10,000 investment in the fund over the past 10 fiscal year periods or since inception (for funds lacking 10-year records). The result is compared with benchmarks, which may include a broad-based market index and a peer group average or index. Market indexes do not include expenses, which are deducted from fund returns as well as mutual fund averages and indexes.

AVERAGE ANNUAL COMPOUND TOTAL RETURN

This table shows how the fund would have performed each year if its actual (or cumulative) returns had been earned at a constant rate.

FUND EXPENSE EXAMPLE

As a mutual fund shareholder, you may incur two types of costs: (1) transaction costs, such as redemption fees or sales loads, and (2) ongoing costs, including management fees, distribution and service (12b-1) fees, and other fund expenses. The following example is intended to help you understand your ongoing costs (in dollars) of investing in the fund and to compare these costs with the ongoing costs of investing in other mutual funds. The example is based on an investment of $1,000 invested at the beginning of the most recent six-month period and held for the entire period.

Please note that the fund has two share classes: The original share class (“investor class”) charges no distribution and service (12b-1) fee. Advisor Class shares are offered only through unaffiliated brokers and other financial intermediaries and charge a 0.25% 12b-1 fee. Each share class is presented separately in the table.

Actual Expenses
The first line of the following table (“Actual”) provides information about actual account values and expenses based on the fund’s actual returns. You may use the information in this line, together with your account balance, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes
The information on the second line of the table (“Hypothetical”) is based on hypothetical account values and expenses derived from the fund’s actual expense ratio and an assumed 5% per year rate of return before expenses (not the fund’s actual return). You may compare the ongoing costs of investing in the fund with other funds by contrasting this 5% hypothetical example and the 5% hypothetical examples that appear in the shareholder reports of the other funds. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period.

Note: T. Rowe Price charges an annual small-account maintenance fee of $10, generally for accounts with less than $2,000 ($500 for UGMA/UTMA). The fee is waived for any investor whose T. Rowe Price mutual fund accounts total $25,000 or more, accounts employing automatic investing, and IRAs and other retirement plan accounts that utilize a prototype plan sponsored by T. Rowe Price (although a separate custodial or administrative fee may apply to such accounts). This fee is not included in the accompanying table. If you are subject to the fee, keep it in mind when you are estimating the ongoing expenses of investing in the fund and when comparing the expenses of this fund with other funds.

You should also be aware that the expenses shown in the table highlight only your ongoing costs and do not reflect any transaction costs, such as redemption fees or sales loads. Therefore, the second line of the table is useful in comparing ongoing costs only and will not help you determine the relative total costs of owning different funds. To the extent a fund charges transaction costs, however, the total cost of owning that fund is higher.

Unaudited

Financial Highlights

For a share outstanding throughout each period

Investor Class

	6 Months Ended 6/30/06**	Year Ended 12/31/05**	12/31/04	12/31/03	12/31/02	12/31/01
NET ASSET VALUE						
Beginning of period	$ 23.38	$ 22.90	$ 20.01	$ 15.56	$ 18.88	$ 19.15
Investment activities						
Net investment income	0.16	0.26	0.19	0.18	0.18	0.17
Net realized and unrealized gain (loss)	1.10	1.19	2.88	4.48	(3.31)	0.13*
Total from investment activities	1.26	1.45	3.07	4.66	(3.13)	0.30
Distributions						
Net investment income	–	(0.25)	(0.18)	(0.20)	(0.15)	(0.17)
Net realized gain	–	(0.72)	–	(0.01)	(0.04)	(0.40)
Total distributions	–	(0.97)	(0.18)	(0.21)	(0.19)	(0.57)
NET ASSET VALUE						
End of period	**$ 24.64**	**$ 23.38**	**$ 22.90**	**$ 20.01**	**$ 15.56**	**$ 18.88**

Ratios/Supplemental Data

Total return^	5.39%	6.30%	15.36%	30.00%	(16.58)%	1.60%
Ratio of total expenses to average net assets	0.88%†	0.90%	0.93%	0.97%	0.95%	0.94%
Ratio of net investment income to average net assets	1.32%†	1.14%	1.10%+	1.06%	1.01%	0.93%
Portfolio turnover rate	11.3%†	19.4%	17.0%	30.6%	29.6%	42.2%
Net assets, end of period (in millions)	$ 4,022	$ 3,293	$ 2,429	$ 1,482	$ 1,140	$ 1,322

** Per share amounts calculated using average shares outstanding method.

* The amount presented is calculated pursuant to a methodology prescribed by the Securities and Exchange Commission for a share outstanding throughout the period. This amount is inconsistent with the fund's aggregate gains and losses because of the timing of sales and redemptions of fund shares in relation to fluctuating market values for the investment portfolio.

^ Total return reflects the rate that an investor would have earned on an investment in the fund during each period, assuming reinvestment of all distributions.

+ Includes the effect of a one-time special dividend (0.18% of average net assets) that is not expected to recur.

† Annualized

The accompanying notes are an integral part of these financial statements.

Unaudited

Financial Highlights For a share outstanding throughout each period

Advisor Class

	6 Months Ended 6/30/06**	Year Ended 12/31/05**	12/31/04	12/31/03	12/31/02	12/31/01
NET ASSET VALUE						
Beginning of period	$ 23.24	$ 22.80	$ 19.93	$ 15.51	$ 18.84	$ 19.14
Investment activities						
Net investment income	0.16	0.23	0.21	0.15	0.10	0.10
Net realized and unrealized gain (loss)	1.08	1.18	2.82	4.48	(3.24)	0.17*
Total from investment activities	1.24	1.41	3.03	4.63	(3.14)	0.27
Distributions						
Net investment income	–	(0.25)	(0.16)	(0.20)	(0.15)	(0.17)
Net realized gain	–	(0.72)	–	(0.01)	(0.04)	(0.40)
Total distributions	–	(0.97)	(0.16)	(0.21)	(0.19)	(0.57)
NET ASSET VALUE						
End of period	**$ 24.48**	**$ 23.24**	**$ 22.80**	**$ 19.93**	**$ 15.51**	**$ 18.84**

Ratios/Supplemental Data

Total return^	**5.34%**	**6.15%**	**15.22%**	**29.91%**	**(16.67)%**	**1.45%**
Ratio of total expenses to average net assets	1.01%†	1.02%	1.05%	1.04%	1.08%	1.06%
Ratio of net investment income to average net assets	1.23%†	1.02%	0.96%+	0.99%	1.08%	0.78%
Portfolio turnover rate	11.3%†	19.4%	17.0%	30.6%	29.6%	42.2%
Net assets, end of period (in thousands)	$ 866,358	$ 293,649	$ 114,496	$ 73,739	$ 47,116	$ 8,673

** Per share amounts calculated using average shares outstanding method.

* The amount presented is calculated pursuant to a methodology prescribed by the Securities and Exchange Commission for a share outstanding throughout the period. This amount is inconsistent with the fund's aggregate gains and losses because of the timing of sales and redemptions of fund shares in relation to fluctuating market values for the investment portfolio.

^ Total return reflects the rate that an investor would have earned on an investment in the fund during each period, assuming reinvestment of all distributions.

+ Includes the effect of a one-time special dividend (0.16% of average net assets) that is not expected to recur.

† Annualized

The accompanying notes are an integral part of these financial statements.

Unaudited

Portfolio of Investments †

(Cost and value in $ 000s)

	Shares/$ Par	Value
COMMON STOCKS 94.9%		
CONSUMER DISCRETIONARY 18.5%		
Auto Components 0.2%		
TRW (1)	375,000	10,230
		10,230
Automobiles 1.6%		
GM (2)	1,130,000	33,663
Harley-Davidson	780,000	42,814
		76,477
Hotels, Restaurants & Leisure 1.1%		
International Game Technology	1,415,000	53,685
		53,685
Household Durables 2.0%		
Fortune Brands	220,000	15,622
Newell Rubbermaid	1,560,000	40,295
Sony ADR	975,000	42,939
		98,856
Leisure Equipment & Products 0.9%		
Eastman Kodak	300,000	7,134
Hasbro	2,110,000	38,212
		45,346
Media 8.8%		
Cablevision Systems, Class A (1)	1,630,000	34,964
CBS, Class B	1,180,000	31,919
Comcast, Special Class A (1)	470,000	15,388
Comcast, Class A (1)	1,160,500	38,041
Discovery Holdings, Series A (1)	1,960,000	28,675
Disney	800,000	24,000
Dow Jones	695,000	24,332
EchoStar Communications, Class A (1)	1,295,000	39,899
Liberty Media Capital, Class A (1)	425,000	35,602
Liberty Media Interactive, Class A (1)	1,860,000	32,104

New York Times, Class A	1,250,000	30,675
Time Warner	3,235,000	55,965
Viacom, Class B (1)	1,060,000	37,990
		429,554
Multiline Retail 1.8%		
Family Dollar Stores	1,295,000	31,637
Kohl's (1)	915,000	54,095
		85,732
Specialty Retail 2.1%		
Home Depot	775,000	27,737
RadioShack	1,870,000	26,180
TJX	2,210,000	50,521
		104,438
Total Consumer Discretionary		904,318
CONSUMER STAPLES 8.7%		
Beverages 3.7%		
Anheuser-Busch	1,260,000	57,443
Coca-Cola	1,550,000	66,681
Coca-Cola Enterprises	980,000	19,963
Heineken (EUR)	890,000	37,701
		181,788
Food & Staples Retailing 1.3%		
Safeway	376,000	9,776
Wal-Mart	1,045,000	50,338
		60,114
Food Products 2.2%		
Campbell Soup	710,000	26,348
General Mills	670,000	34,612
Sara Lee	2,945,000	47,179
		108,139

Personal Products 1.0%		
Avon	1,580,000	48,980
		48,980
Tobacco 0.5%		
Altria Group	335,000	24,599
		24,599
Total Consumer Staples		423,620
ENERGY 9.5%		
Energy Equipment & Services 2.5%		
Baker Hughes	620,000	50,747
Schlumberger	1,120,000	72,923
		123,670
Oil, Gas & Consumable Fuels 7.0%		
ConocoPhillips	475,000	31,127
ExxonMobil	860,000	52,761
Murphy Oil	1,230,000	68,708
Royal Dutch Shell ADR	725,000	48,560
Statoil ASA (NOK)	2,020,000	57,265
Total ADR	1,265,000	82,883
		341,304
Total Energy		464,974
FINANCIALS 20.0%		
Capital Markets 5.0%		
Ameriprise Financial	845,000	37,746
Charles Schwab	1,437,000	22,963
Nuveen Investments	610,000	26,260
Mellon Financial	820,000	28,233
Merrill Lynch	325,000	22,607
Morgan Stanley	865,000	54,677

State Street	855,000	49,667
		242,153
Commercial Banks 3.9%		
Fifth Third Bancorp	1,600,000	59,120
First Horizon National	1,305,000	52,461
Royal Bank of Scotland (GBP)	1,415,000	46,512
U.S. Bancorp	1,045,000	32,270
		190,363
Consumer Finance 0.6%		
American Express	545,000	29,005
		29,005
Diversified Financial Services 3.3%		
Bank of America	1,020,000	49,062
Citigroup	1,080,000	52,099
JPMorgan Chase	1,465,000	61,530
		162,691
Insurance 6.7%		
Berkshire Hathaway, Class A (1)	310	28,414
Genworth Financial, Class A	1,270,000	44,247
Hartford Financial Services	790,000	66,834
Lincoln National	840,000	47,410
Marsh & McLennan	2,530,000	68,032
St. Paul Travelers Companies	890,500	39,698
Willis Group Holdings	615,000	19,741
XL Capital	255,000	15,632
		330,008
Thrifts & Mortgage Finance 0.5%		
Fannie Mae	490,000	23,569
		23,569
Total Financials		977,789

Commercial Services & Supplies 1.0%		
Waste Management	1,420,000	50,950
		50,950
Industrial Conglomerates 3.9%		
GE	4,045,000	133,323
Tyco International	2,020,000	55,550
		188,873
Machinery 1.4%		
Danaher	355,000	22,834
Deere	345,000	28,804
Eaton	205,000	15,457
		67,095
Road & Rail 1.3%		
Union Pacific	690,000	64,142
		64,142
Total Industrials & Business Services		491,024
INFORMATION TECHNOLOGY 9.0%		
Communications Equipment 1.7%		
Cisco Systems (1)	1,515,000	29,588
Nokia ADR	2,540,000	51,460
		81,048
Computers & Peripherals 2.0%		
Dell (1)	1,725,000	42,107
Hewlett-Packard	155,000	4,910
IBM	675,000	51,854
		98,871
IT Services 0.8%		
First Data	805,000	36,257
		36,257

Semiconductor & Semiconductor Equipment 2.1%		
Analog Devices	1,225,000	39,372
Intel	3,360,000	63,672
		103,044
Software 2.4%		
Microsoft	3,570,000	83,181
Oracle (1)	2,485,000	36,008
		119,189
Total Information Technology		438,409
MATERIALS 5.2%		
Chemicals 1.4%		
Chemtura	1,080,000	10,087
DuPont	1,350,000	56,160
		66,247
Metals & Mining 1.3%		
Alcoa	1,245,000	40,288
Nucor	450,000	24,413
		64,701
Paper & Forest Products 2.5%		
Bowater	1,435,000	32,646
International Paper	2,120,000	68,476
MeadWestvaco	700,000	19,551
		120,673
Total Materials		251,621
TELECOMMUNICATION SERVICES 2.4%		
Diversified Telecommunication Services 1.0%		
Embarq (1)	95,500	3,915
Qwest Communications International (1)	3,472,600	28,093
Telus (CAD)	370,000	15,274

The accompanying notes are an integral part of these financial statements.

Unaudited

Statement of Assets and Liabilities

(In thousands except shares and per share amounts)

Assets	
Investments in securities, at value	
Non-affiliated companies (cost $4,265,162)	$ 4,750,975
Affiliated companies (cost $220,704)	220,704
Total investments in securities	4,971,679
Receivable for shares sold	14,163
Dividends and interest receivable	7,990
Cash	1,178
Receivable for investment securities sold	252
Other assets	1,437
Total assets	4,996,699
Liabilities	
Payable for investment securities purchased	72,956
Obligation to return securities lending collateral	23,820
Payable for shares redeemed	6,314
Investment management fees payable	2,541
Due to affiliates	556
Other liabilities	1,703
Total liabilities	107,890
NET ASSETS	**$ 4,888,809**
Net Assets Consist of:	
Undistributed net investment income	$ 28,040
Undistributed net realized gain	115,765
Net unrealized gain	485,811
Paid-in capital applicable to 198,669,898 shares of $0.0001 par value capital stock outstanding; 1,000,000,000 shares authorized	4,259,193
NET ASSETS	**$ 4,888,809**

The accompanying notes are an integral part of these financial statements.

Unaudited

Statement of Operations

($ 000s)

	6 Months Ended 6/30/06
Investment Income (Loss)	
Income	
Dividend	$ 46,056
Interest	857
Securities lending	208
Total income	47,121
Expenses	
Investment management	14,028
Shareholder servicing	
Investor Class	3,804
Advisor Class	254
Rule 12b-1 fees	
Advisor Class	760
Registration	167
Custody and accounting	113
Prospectus and shareholder reports	
Investor Class	64
Advisor Class	14
Proxy and annual meeting	32
Directors	14
Legal and audit	11
Miscellaneous	7
Total expenses	19,268
Expenses paid indirectly	(1)
Net expenses	19,267
Net investment income	27,854
Realized and Unrealized Gain (Loss)	
Net realized gain (loss)	
Securities	84,302
Futures	(3,878)
Foreign currency transactions	(5)
Net realized gain	80,419

The accompanying notes are an integral part of these financial statements.

Unaudited

Statement of Changes in Net Assets

($ 000s)

	6 Months Ended 6/30/06	Year Ended 12/31/05
Increase (Decrease) in Net Assets		
Operations		
Net investment income	$ 27,854	$ 33,729
Net realized gain	80,419	140,250
Change in net unrealized gain	96,031	19,956
Increase in net assets from operations	204,304	193,935
Distributions to shareholders		
Net investment income		
Investor Class	–	(31,977)
Advisor Class	–	(3,064)
Net realized gain		
Investor Class	–	(92,093)
Advisor Class	–	(8,825)
Decrease in net assets from distributions	–	(135,959)
Capital share transactions*		
Shares sold		
Investor Class	781,136	1,167,724
Advisor Class	666,063	206,369
Shares issued in connection with fund acquisition	70,465	–
Distributions reinvested		
Investor Class	–	122,725
Advisor Class	–	11,582
Shares redeemed		
Investor Class	(301,500)	(483,402)
Advisor Class	(117,881)	(39,937)
Increase in net assets from capital share transactions	1,098,283	985,061
Net Assets		
Increase during period	1,302,587	1,043,037
Beginning of period	3,586,222	2,543,185
End of period	**$ 4,888,809**	**$ 3,586,222**
Undistributed net investment income	28,040	186

The accompanying notes are an integral part of these financial statements.

Unaudited

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

T. Rowe Price Value Fund, Inc. (the fund), is registered under the Investment Company Act of 1940 (the 1940 Act) as a diversified, open-end management investment company. The fund seeks to provide long-term capital appreciation by investing in common stocks believed to be undervalued. Income is a secondary objective. The fund has two classes of shares: the Value Fund original share class, referred to in this report as the Investor Class, offered since September 30, 1994, and Value Fund – Advisor Class (Advisor Class), offered since March 31, 2000. Advisor Class shares are sold only through unaffiliated brokers and other unaffiliated financial intermediaries that are compensated by the class for distribution, shareholder servicing, and/or certain administrative services under a Board-approved Rule 12b-1 plan. Each class has exclusive voting rights on matters related solely to that class, separate voting rights on matters that relate to both classes, and, in all other respects, the same rights and obligations as the other class.

The accompanying financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, which require the use of estimates made by fund management. Fund management believes that estimates and security valuations are appropriate; however, actual results may differ from those estimates, and the security valuations reflected in the financial statements may differ from the value the fund ultimately realizes upon sale of the securities.

Valuation The fund values its investments and computes its net asset value per share at the close of the New York Stock Exchange (NYSE), normally 4 p.m. ET, each day that the NYSE is open for business. Equity securities listed or regularly traded on a securities exchange or in the over-the-counter (OTC) market are valued at the last quoted sale price or, for certain markets, the official closing price at the time the valuations are made, except for OTC Bulletin Board securities, which are valued at the mean of the latest bid and asked prices. A security that is listed or traded on more than one exchange is valued at the quotation on the exchange determined to be the primary market for such security. Listed securities not traded on a particular day are valued at the mean of the latest bid and asked prices for domestic securities and the last quoted sale price for international securities.

Debt securities are generally traded in the over-the-counter market. Securities with original maturities of one year or more are valued at prices furnished by dealers who make markets in such securities or by an independent pricing service, which considers yield or price of bonds of comparable quality, coupon, maturity, and type, as well as prices quoted by dealers who make markets in such securities. Securities with original maturities of less than one year are valued at amortized cost in local currency, which approximates fair value when combined with accrued interest.

Investments in mutual funds are valued at the mutual fund’s closing net asset value per share on the day of valuation. Purchased and written options are valued at the mean of the closing bid and asked prices. Financial futures contracts are valued at closing settlement prices.

Other investments, including restricted securities, and those for which the above valuation procedures are inappropriate or are deemed not to reflect fair value are stated at fair value as determined in good faith by the T. Rowe Price Valuation Committee, established by the fund’s Board of Directors.

Most foreign markets close before the close of trading on the NYSE. If the fund determines that developments between the close of a foreign market and the close of the NYSE will, in its judgment, materially affect the value of some or all of its portfolio securities, which in turn will affect the fund’s share price, the fund will adjust the previous closing prices to reflect the fair value of the securities as of the close of the NYSE, as determined in good faith by the T. Rowe Price Valuation Committee, established by the fund’s Board of Directors. A fund may also fair value securities in other situations, such as when a particular foreign market is closed but the fund is open. In deciding whether to make fair value adjustments, the fund reviews a variety of factors, including developments in foreign markets, the performance of U.S. securities markets, and the performance of instruments trading in U.S. markets that represent foreign securities and baskets of foreign securities. The fund uses outside pricing services to provide it with closing market prices and information used for adjusting those prices. The fund cannot predict when and how often it will use closing prices and when it will adjust those prices to reflect fair value. As a means of evaluating its fair value process, the fund routinely compares closing market prices, the next day’s opening prices in the same markets, and adjusted prices.

Currency Translation Assets, including investments, and liabilities denominated in foreign currencies are translated into U.S. dollar values each day at the prevailing exchange rate, using the mean of the bid and asked prices of such currencies against U.S. dollars as quoted by a major bank. Purchases and sales of securities, income, and expenses are translated into U.S. dollars at the prevailing exchange rate on the date of the transaction. The effect of changes in foreign currency exchange rates on realized and unrealized security gains and losses is reflected as a component of security gains and losses.

Class Accounting The Advisor Class pays distribution, shareholder servicing, and/or certain administrative expenses in the form of Rule 12b-1 fees, in an amount not exceeding 0.25% of the class’s average daily net assets. Shareholder servicing, prospectus, and shareholder report expenses incurred by each class are charged directly to the class to which they relate. Expenses common to both classes, investment income, and realized and unrealized gains and losses are allocated to the classes based upon the relative daily net assets of each class.

Rebates and Credits Subject to best execution, the fund may direct certain security trades to brokers who have agreed to rebate a portion of the related brokerage commission to the fund in cash. Commission rebates are reflected as realized gain on securities in the accompanying financial statements and totaled $80,000 for the six months ended June 30, 2006. Additionally, the fund earns credits on temporarily uninvested cash balances at the custodian that reduce the fund’s custody charges. Custody expense in the accompanying financial statements is presented before reduction for credits, which are reflected as expenses paid indirectly.

Investment Transactions, Investment Income, and Distributions Income and expenses are recorded on the accrual basis. Premiums and discounts on debt securities are amortized for financial reporting purposes. Dividends received from mutual fund investments are reflected as dividend income; capital gain distributions are reflected as realized gain/loss. Dividend income and capital gain distributions are recorded on the ex-dividend date. Realized gains and losses are reported on the identified cost basis. Investment transactions are accounted for on the trade date. Payments (“variation margin”) made or received to settle the daily fluctuations in the value of futures contracts are recorded as unrealized gains or losses until the contracts are closed. Distributions to shareholders are recorded on the ex-dividend date. Income distributions are declared and paid by each class on an annual basis. Capital gain distributions, if any, are declared and paid by the fund, typically on an annual basis.

NOTE 2 - INVESTMENT TRANSACTIONS

Consistent with its investment objective, the fund engages in the following practices to manage exposure to certain risks or to enhance performance. The investment objective, policies, program, and risk factors of the fund are described more fully in the fund’s prospectus and Statement of Additional Information.

Restricted Securities The fund may invest in securities that are subject to legal or contractual restrictions on resale. Although certain of these securities may be readily sold, for example, under Rule 144A, others may be illiquid, their sale may involve substantial delays and additional costs, and prompt sale at an acceptable price may be difficult.

Futures Contracts During the six months ended June 30, 2006, the fund was a party to futures contracts, which provide for the future sale by one party and purchase by another of a specified amount of a specific financial instrument at an agreed upon price, date, time, and place. Risks arise from possible illiquidity of the futures market and from movements in security values.

Options Call and put options give the holder the right to purchase or sell, respectively, a security at a specified price on a certain date. Risks arise from possible illiquidity of the options market and from movements in security values. Transactions in options written and related premiums received during the six months ended June 30, 2006, were as follows:

Securities Lending The fund lends its securities to approved brokers to earn additional income. It receives as collateral cash and U.S. government securities valued at 102% to 105% of the value of the securities on loan. Cash collateral is invested in a money market pooled trust managed by the fund’s lending agent in accordance with investment guidelines approved by fund management. Collateral is maintained over the life of the loan in an amount not less than the value of loaned securities, as determined at the close of fund business each day; any additional collateral required due to changes in security values is delivered to the fund the next business day. Although risk is mitigated by the collateral, the fund could experience a delay in recovering its securities and a possible loss of income or value if the borrower fails to return the securities. Securities lending revenue recognized by the fund consists of earnings on invested collateral and borrowing fees, net of any rebates to the borrower and compensation to the lending agent. At June 30, 2006, the value of loaned securities was $25,342,000; aggregate collateral consisted of $23,820,000 in the money market pooled trust.

Other Purchases and sales of portfolio securities, other than short-term securities, aggregated $1,240,777,000 and $233,137,000, respectively, for the six months ended June 30, 2006.

NOTE 3 - FEDERAL INCOME TAXES

No provision for federal income taxes is required since the fund intends to continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code and distribute to shareholders all of its taxable income and gains. Federal income tax regulations differ from generally accepted accounting principles; therefore, distributions determined in accordance with tax regulations may differ in amount or character from net investment income and realized gains for financial reporting purposes. Financial reporting records are adjusted for permanent book/tax differences to reflect tax character. Financial records are not adjusted for temporary differences. The amount and character of tax-basis distributions and composition of net assets are finalized at fiscal year-end; accordingly, tax-basis balances have not been determined as of June 30, 2006.

At June 30, 2006, the cost of investments for federal income tax purposes was $4,485,866,000. Net unrealized gain aggregated $485,811,000 at period-end, of which $673,593,000 related to appreciated investments and $187,782,000 related to depreciated investments.

NOTE 4 - ACQUISITION

On June 19, 2006, the fund acquired substantially all of the assets of Preferred Value Fund (the acquired fund), pursuant to the Agreement and Plan of Reorganization dated February 15, 2006, and approved by the acquired fund’s shareholders on June 9, 2006. The acquisition was accomplished by a tax-free exchange of 2,910,594 shares of the fund, having a value of $70,465,000, for the 5,048,611 shares of the acquired fund outstanding at the merger date. The net assets of the acquired fund at that date included $976,000 of unrealized depreciation. Upon merger, the net assets of the acquired fund were combined with those of the fund, resulting in aggregate net assets of $3,892,485,000.

NOTE 5 - RELATED PARTY TRANSACTIONS

The fund is managed by T. Rowe Price Associates, Inc. (the manager or Price Associates), a wholly owned subsidiary of T. Rowe Price Group, Inc. The investment management agreement between the fund and the manager provides for an annual investment management fee, which is computed daily and paid monthly. The fee consists of an individual fund fee, equal to 0.35% of the fund’s average daily net assets, and a group fee. The group fee rate is calculated based on the combined net assets of certain mutual funds sponsored by Price Associates (the group) applied to a graduated fee schedule, with rates ranging from 0.48% for the first $1 billion of assets to 0.29% for assets in excess of $160 billion. The fund’s group fee is determined by applying the group fee rate to the fund’s average daily net assets. At June 30, 2006, the effective annual group fee rate was 0.31%.

In addition, the fund has entered into service agreements with Price Associates and two wholly owned subsidiaries of Price Associates (collectively, Price). Price Associates computes the daily share prices and provides certain other administrative services to the fund. T. Rowe Price Services, Inc., provides shareholder and administrative services in its capacity as the fund’s transfer and dividend disbursing agent. T. Rowe Price Retirement Plan Services, Inc., provides subaccounting and recordkeeping services for certain retirement accounts invested in the Investor Class. For the six months ended June 30, 2006, expenses incurred pursuant to these service agreements were $37,000 for Price Associates, $474,000 for T. Rowe Price Services, Inc., and $648,000 for T. Rowe Price Retirement Plan Services, Inc. The total amount payable at period-end pursuant to these service agreements is reflected as Due to Affiliates in the accompanying financial statements.

Additionally, the fund is one of several mutual funds in which certain college savings plans managed by Price Associates may invest. As approved by the fund’s Board of Directors, shareholder servicing costs associated with each college savings plan are borne by the fund in proportion to the average daily value of its shares owned by the college savings plan. For the six months ended June 30, 2006, the fund was charged $111,000 for shareholder servicing costs related to the college savings plans, of which $91,000 was for services provided by Price. The amount payable at period-end pursuant to this agreement is reflected as Due to Affiliates in the accompanying financial statements. At June 30, 2006, approximately 3% of the outstanding shares of the Investor Class were held by college savings plans.

The fund is also one of several mutual funds sponsored by Price Associates (underlying Price funds) in which the T. Rowe Price Spectrum Funds (Spectrum Funds) and T. Rowe Price Retirement Funds (Retirement Funds) may invest. Neither the Spectrum Funds nor the Retirement Funds invest in the underlying Price funds for the purpose of exercising management or control. Pursuant to separate, special servicing agreements, expenses associated with the operation of the Spectrum and Retirement Funds are borne by each underlying Price fund to the extent of estimated savings to it and in proportion to the average daily value of its shares owned by the Spectrum and Retirement Funds, respectively. Expenses allocated under these agreements are reflected as shareholder servicing expenses in the accompanying financial statements. For the six months ended June 30, 2006, the fund was allocated $220,000 of Spectrum Funds’ expenses and $2,000,000 of Retirement Funds’ expenses. Of these amounts, $1,716,000 related to services provided by Price. The amount payable at period-end pursuant to this agreement is reflected as Due to Affiliates in the accompanying financial statements. At June 30, 2006, 9% of the outstanding shares of the Investor Class were held by the Spectrum Funds and 41% were held by the Retirement Funds.

The fund may invest in the T. Rowe Price Reserve Investment Fund and the T. Rowe Price Government Reserve Investment Fund (collectively, the T. Rowe Price Reserve Funds), open-end management investment companies managed by Price Associates and affiliates of the fund. The T. Rowe Price Reserve Funds are offered as cash management options to mutual funds, trusts, and other accounts managed by Price Associates and/or its affiliates, and are not available for direct purchase by members of the public. The T. Rowe Price Reserve Funds pay no investment management fees. During the six months ended June 30, 2006, dividend income from the T. Rowe Price Reserve Funds totaled $4,511,000, and the value of shares of the T. Rowe Price Reserve Funds held at June 30, 2006, and December 31, 2005, was $220,704,000 and $176,125,000, respectively.

As of June 30, 2006, T. Rowe Price Group, Inc. and/or its wholly owned subsidiaries owned 295,244 shares of the Investor class, representing less than 1% of the fund’s net assets.

INFORMATION ON PROXY VOTING POLICIES, PROCEDURES, AND RECORDS

A description of the policies and procedures used by T. Rowe Price funds and portfolios to determine how to vote proxies relating to portfolio securities is available in each fund’s Statement of Additional Information, which you may request by calling 1-800-225-5132 or by accessing the SEC’s Web site, www.sec.gov. The description of our proxy voting policies and procedures is also available on our Web site, www.troweprice.com. To access it, click on the words “Company Info” at the top of our homepage for individual investors. Then, in the window that appears, click on the “Proxy Voting Policy” navigation button in the top left corner.

Each fund’s most recent annual proxy voting record is available on our Web site and through the SEC’s Web site. To access it through our Web site, follow the directions above, then click on the words “Proxy Voting Record” at the bottom of the Proxy Voting Policy page.

HOW TO OBTAIN QUARTERLY PORTFOLIO HOLDINGS

The fund files a complete schedule of portfolio holdings with the Securities and Exchange Commission for the first and third quarters of each fiscal year on Form N-Q. The fund’s Form N-Q is available electronically on the SEC’s Web site (www.sec.gov); hard copies may be reviewed and copied at the SEC’s Public Reference Room, 450 Fifth St. N.W., Washington, DC 20549. For more information on the Public Reference Room, call 1-800-SEC-0330.

APPROVAL OF INVESTMENT MANAGEMENT AGREEMENT

On March 8, 2006, the fund’s Board of Directors unanimously approved the investment advisory contract (Contract) between the fund and its investment manager, T. Rowe Price Associates, Inc. (Manager). The Board considered a variety of factors in connection with its review of the Contract, also taking into account information provided by the Manager during the course of the year, as discussed below:

Services Provided by the Manager
The Board considered the nature, quality, and extent of the services provided to the fund by the Manager. These services included, but were not limited to, management of the fund’s portfolio and a variety of activities related to portfolio management. The Board also reviewed the background and experience of the Manager’s senior management team and investment personnel involved in the management of the fund. The Board concluded that it was satisfied with the nature, quality, and extent of the services provided by the Manager.

Investment Performance of the Fund
The Board reviewed the fund’s average annual total return over the 1-, 3-, 5-, and 10-year periods as well as the fund’s year-by-year returns and compared these returns with previously agreed upon comparable performance measures and market data, including those supplied by Lipper and Morningstar, which are independent providers of mutual fund data. On the basis of this evaluation and the Board’s ongoing review of investment results, the Board concluded that the fund’s performance was satisfactory.

Costs, Benefits, Profits, and Economies of Scale
The Board reviewed detailed information regarding the revenues received by the Manager under the Contract and other benefits that the Manager (and its affiliates) may have realized from its relationship with the fund, including research received under “soft dollar” agreements. The Board noted that the use of soft dollars as a means of paying for third-party, non-broker research had been eliminated. The Board also received information on the estimated costs incurred and profits realized by the Manager and its affiliates from advising T. Rowe Price mutual funds, as well as estimates of the gross profits realized from managing the fund in particular. The Board concluded that the Manager’s profits were reasonable in light of the services provided to the fund. The Board also considered whether the fund or other funds benefit under the fee levels set forth in the Contract from any economies of scale realized by the Manager. Under the Contract, the fund pays a fee to the Manager composed of two components—a group fee rate based on the aggregate assets of certain T. Rowe Price mutual funds (including the fund) that declines at certain asset levels, and an individual fund fee rate that is assessed on the assets of the fund. The Board concluded that the advisory fee structure for the fund continued to provide for a reasonable sharing of benefits from any economies of scale with the fund’s investors.

Fees
The Board reviewed the fund’s management fee rate, operating expenses, and total expense ratio (for the Investor Class and the Advisor Class) and compared them with fees and expenses of other comparable funds based on information and data supplied by Lipper. The information provided to the Board indicated that the fund’s management fee rate was above the median for certain groups of comparable funds but below the median for other groups of comparable funds. The information also indicated that the fund’s expense ratio for both classes was below the median for comparable funds. The Board also reviewed the fee schedules for comparable privately managed accounts of the Manager and its affiliates. Management informed the Board that the Manager’s responsibilities for privately managed accounts are more limited than its responsibilities for the fund and other T. Rowe Price mutual funds that it or its affiliates advise. On the basis of the information provided, the Board concluded that the fees paid by the fund under the Contract were reasonable.

Approval of the Contract
As noted, the Board approved the continuation of the Contract. No single factor was considered in isolation or to be determinative to the decision. Rather, the Board concluded, in light of a weighting and balancing of all factors considered, that it was in the best interests of the fund to approve the continuation of the Contract, including the fees to be charged for services thereunder.

Item 2. Code of Ethics.

A code of ethics, as defined in Item 2 of Form N-CSR, applicable to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions is filed as an exhibit to the registrant’s annual Form N-CSR. No substantive amendments were approved or waivers were granted to this code of ethics during the registrant’s most recent fiscal half-year.

Item 3. Audit Committee Financial Expert.

Disclosure required in registrant’s annual Form N-CSR.

Item 4. Principal Accountant Fees and Services.

Disclosure required in registrant’s annual Form N-CSR.

Item 5. Audit Committee of Listed Registrants.

Not applicable.

Item 6. Schedule of Investments.

Not applicable. The complete schedule of investments is included in Item 1 of this Form N-CSR.

Item 7. Disclosure of Proxy Voting Policies and Procedures for Closed-End Management Investment Companies.

Not applicable.

Item 8. Portfolio Managers of Closed-End Management Investment Companies.

Not applicable.

Item 9. Purchases of Equity Securities by Closed-End Management Investment Company and Affiliated Purchasers.

Not applicable.

Item 10. Submission of Matters to a Vote of Security Holders.

Not applicable.

Item 11. Controls and Procedures.

(a) The registrant’s principal executive officer and principal financial officer have evaluated the registrant’s disclosure controls and procedures within 90 days of this filing and have concluded that the registrant’s disclosure controls and procedures were effective, as of that date, in ensuring that information required to be disclosed by the registrant in this Form N-CSR was recorded, processed, summarized, and reported timely.

(b) The registrant’s principal executive officer and principal financial officer are aware of no change in the registrant’s internal control over financial reporting that occurred during the registrant’s second fiscal quarter covered by this report that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting.

Item 12. Exhibits.

(a)(1) The registrant’s code of ethics pursuant to Item 2 of Form N-CSR is filed with the registrant’s annual Form N-CSR.

    (2) Separate certifications by the registrant's principal executive officer and principal financial officer, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 and required by Rule 30a-2(a) under the Investment Company Act of 1940, are attached.

    (3) Written solicitation to repurchase securities issued by closed-end companies: not applicable.

(b) A certification by the registrant's principal executive officer and principal financial officer, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and required by Rule 30a-2(b) under the Investment Company Act of 1940, is attached.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 and the Investment
Company Act of 1940, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

T. Rowe Price Value Fund, Inc.

By	/s/ Edward C. Bernard
Edward C. Bernard
Principal Executive Officer

Date	August 18, 2006

Pursuant to the requirements of the Securities Exchange Act of 1934 and the Investment
Company Act of 1940, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By	/s/ Edward C. Bernard
Edward C. Bernard
Principal Executive Officer

Date	August 18, 2006

By	/s/ Joseph A. Carrier
Joseph A. Carrier
Principal Financial Officer

Date	August 18, 2006